EXHIBIT 99.1

Vical Reports Fourth Quarter 2015 Financial Results

Futility Analyses Completed on CMV Phase 3 Trial in HCT Patients and Trial Continuing as Planned

Phase 1 Trial Initiated for Novel Antifungal

SAN DIEGO, March 14, 2016 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three and twelve months ended December 31, 2015. Net loss for the fourth quarter of 2015 was $2.4 million, or $0.03 per share, compared with a net loss of $4.6 million, or $0.05 per share, for the fourth quarter of 2014. Revenues for the fourth quarter of 2015 were $6.8 million, compared with revenues of $4.8 million for the fourth quarter of 2014, reflecting revenues from IPPOX for the manufacture of HIV vaccine.  This vaccine is expected to be used as a priming component of prime/boost vaccine regimens that will be evaluated in clinical trials for the prevention of HIV infection.

Vical had cash and investments of $42.0 million at December 31, 2015. The Company’s net cash use for the fourth quarter of 2015 was $1.9 million, which reflects its ongoing efforts to manage its operating expenses. The Company's net cash burn for 2015 was $7.1 million which was consistent with the Company’s prior guidance. The Company is projecting net cash burn for 2016 between $8 million and $11 million.

Program updates include:

ASP0113 CMV Vaccine

  Enrollment in the multinational Phase 3 registration trial in 500 hematopoietic cell transplant (HCT) recipients is ongoing. Astellas has finalized the primary endpoint as a composite of overall mortality and CMV end organ disease. During the course of the trial, an independent statistician conducted a series of futility analyses based upon viral load. The final of these analyses has now been completed and the trial is continuing as planned. Both Astellas and Vical remain blinded to the results of the analyses. Astellas expects enrollment in the trial to be completed by the third quarter of 2016, with the top-line data being available in the fourth quarter of 2017.

  Enrollment in the multinational Phase 2 trial in kidney transplant recipients is complete. The primary endpoint of this trial is the incidence of CMV viremia and the study is powered to show an approximately 50% reduction in CMV viremia at one year after transplantation. Top-line trial data are expected to be available in the third quarter of 2016.

HSV-2 Vaccine

  Vical recently obtained the 9-month efficacy data from its HSV-2 Phase 1/2 study and the bivalent vaccine continued to achieve statistically significant reductions in the clinically meaningful secondary endpoint of genital lesion rate when compared to the pre-vaccination period, an effect that was durable to nine months. Neither the placebo nor the monovalent vaccine groups achieved statistical significance on this endpoint at nine months after vaccination. Vical is reviewing this encouraging data and T-cell immunogenicity results with its clinical advisory board to determine the best path forward for the program. The company intends to present the detailed 9-month data at an upcoming scientific conference.

VL-2397 Antifungal

  Vical recently announced that enrollment has been initiated in a first-in-human Phase 1 trial of its novel antifungal, VL-2397, for invasive pulmonary aspergillosis. The randomized, double-blind, placebo-controlled trial will evaluate safety, tolerability and pharmacokinetics of VL-2397 at single and multiple ascending doses in otherwise healthy volunteers at one U.S. clinical site. The U.S. Food and Drug Administration (FDA) recently granted Vical orphan drug and qualified infectious disease product (QIDP) designation  for VL-2397 for the treatment of invasive aspergillosis. The company also presented preclinical data on VL-2397 at the Interscience Conference of Antimicrobial Agents and Chemotherapy (ICAAC) in September 2015.

Vical will conduct a conference call and webcast today, March 14, at noon Eastern Time, to discuss the Company’s financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 325-2494 (preferred), or (888) 576-4398 (toll-free), and reference confirmation code 2761479. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 2761479. The call will also be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the timing of initiation, enrollment and announcement of data for clinical trials. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical’s HSV-2 vaccine, VL-2397 or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory allowances or guidance necessary to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials will be completed on the timelines Vical currently expects, whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Twelve Months Ended
Statements of Operations	December 31,		December 31,
(in thousands, except per share amounts)	2015	2014	2015	2014
Revenues:
Contract revenue	$6,478	$4,231	$18,860	$13,304
License and royalty revenue	335	592	2,090	1,913
Total revenues	6,813	4,823	20,950	15,217
Operating expenses:
Research and development	2,839	3,762	11,061	11,467
Manufacturing and production	4,301	3,367	10,927	10,824
General and administrative	2,095	2,376	8,366	9,552
Total operating expenses	9,235	9,505	30,354	31,843
Loss from operations	(2,422)	(4,682)	(9,404)	(16,626)
Net investment and other income	67	49	166	134
Net loss	$(2,355)	$(4,633)	$(9,238)	$(16,492)
Basic and diluted net loss per share	$(0.03)	$(0.05)	$(0.10)	$(0.19)
Weighted average shares used in computing
basic and diluted net loss per share	92,061	90,631	91,751	88,786

Balance Sheets			December 31,	December 31,
(in thousands)			2015	2014
Assets:
Cash, cash equivalents, and marketable
securities, including restricted			$39,954	$47,152
Other current assets			4,544	4,178
Total current assets			44,498	51,330
Long-term investments			2,052	1,971
Property and equipment, net			1,873	2,639
Other assets			1,491	2,039
Total assets			$49,914	$57,979

Liabilities and stockholders' equity:
Current liabilities			$4,162	$5,201
Long-term liabilities			359	856
Stockholders' equity			45,393	51,922
Total liabilities and stockholders' equity			$49,914	$57,979

Contacts:

Andrew Hopkins
(858) 646-1127
Website:  www.vical.com

Anthony Ramos
Vice President and Chief Accounting Officer